Exhibit 99.1

MAKO Surgical Corp. Reports Operating Results for the Second Quarter 2011

Second Quarter and Six-Month 2011 Highlights

Second quarter revenue totaled $18.6 million, an 81% increase over the same period in 2010

Twelve RIO® systems sold in the second quarter, including ten domestic commercial sales and two international commercial sales, increasing worldwide commercial installed base to 86 RIO systems

A total of nineteen RIO systems sold worldwide in the first six months of 2011, a 73% increase over the same period in 2010

1,557 MAKOplasty® procedures performed in the second quarter, a 96% increase over the same period in 2010

2,861 MAKOplasty® procedures performed in first six months of 2011, an 88% increase over the same period in 2010

Intellectual property portfolio enhanced by the allowance in the second quarter of a key patent and the recent securing of an exclusive license

FORT LAUDERDALE, FL – (GLOBENEWSWIRE) — August 8, 2011 —MAKO Surgical Corp. (NASDAQ:MAKO), a medical device company that markets both its RIO® Robotic Arm Interactive Orthopedic surgical platform and proprietary RESTORIS® implants for minimally invasive orthopedic knee procedures known as knee MAKOplasty®, today announced its operating results for the quarter ended June 30, 2011.

Recent Business Developments

RIO Systems – Twelve RIO systems were installed and customer accepted at commercial sites during the second quarter, bringing MAKO’s worldwide commercial installed base of RIO systems to 86 systems as of June 30, 2011, of which 84 are domestic. Four of the second quarter RIO system sales were part of the first quarter binding commitment for eleven new MAKOplasty sites received from Health Management Associates, Inc. (NYSE:HMA), an operator of acute care hospitals primarily in the southeast and southwest areas of non-urban America. A total of six RIO system sales have been fulfilled under the HMA order, with the remaining five RIO systems expected to be installed and customer accepted over the remainder of 2011.

MAKOplasty Procedure Volume – During the second quarter, 1,557 MAKOplasty procedures were performed, of which 1,519 were performed at domestic sites. The 1,557 MAKOplasty procedures performed represent a 19% increase over the procedures performed in the first quarter of 2011 and a 96% increase over the procedures performed in the second quarter of 2010. In the six months ended June 30, 2011, a total of 2,861 MAKOplasty procedures were performed. Through June 30, 2011, a total of 8,730 procedures had been performed since the first procedure in June 2006.

Intellectual Property Portfolio – Since its inception, as MAKO has progressed in the development of its innovative products, it has licensed third party intellectual property that both enables and protects MAKOplasty, and has filed original patent applications capturing the novelty of these technologies. MAKO was recently notified by the United States Patent and Trademark Office of the allowance of one such MAKOplasty patent application, entitled “Haptic Guidance System and Method.” MAKO believes the allowed claims of this patent broadly protect fundamental necessary elements of what would be required to commercialize a viable robotic solution for orthopedic surgery. Additionally, recognizing the criticality of haptic technology, in May 2009 MAKO obtained a non-exclusive worldwide license, in the field of orthopedics, to the entire patent portfolio of Immersion Corporation, a leading innovator in haptic technologies claiming more than 1,000 U.S. and foreign patents and patent applications. Recently, MAKO and Immersion expanded this license to provide MAKO with exclusive rights to the same portfolio in the same field.

Clinical Research and Marketing – Efforts to build a strong base of clinical evidence for knee MAKOplasty continue with over 65 clinical studies currently in process. During the second quarter, 46 abstracts were submitted for peer-review to five different conferences.

Hip Application Development – The surgeon preference evaluation of the hip MAKOplasty application is progressing according to MAKO’s plan and MAKO continues to expect a commercial launch by the end of 2011.

“We are pleased with our strong operating results in the second quarter of 2011 and our team’s consistent execution of our plan,” said Maurice R. Ferre, M.D., President and Chief Executive Officer of MAKO. “Further, we believe that the expansion of our intellectual property portfolio through the allowance of one of our MAKOplasty patents and securing the exclusive rights to the Immersion patent portfolio provide MAKO with the opportunity to achieve a unique and valuable market position in the field of robotically assisted orthopedic surgery.”

2011 Second Quarter Financial Review

Revenue was $18.6 million in the second quarter of 2011 compared to $10.3 million in the second quarter of 2010, representing an 81% increase. Revenue in the second quarter of 2011 primarily consisted of $7.7 million in revenue from the sale of implants and disposables used in the 1,557 MAKOplasty procedures performed in the quarter, $9.5 million in revenue from the sale of twelve RIO systems and $1.4 million in revenue from service.

Total gross profit for the second quarter of 2011 was $13.1 million compared to a gross profit of $6.6 million in the same period in 2010. Total gross margin for the second quarter of 2011 was 71%, comprised of a 78% margin on procedure revenue, a 63% margin on RIO system revenue and a 81% margin on service revenue.

Operating expenses were $23.1 million in the second quarter of 2011 compared to $15.2 million in the second quarter of 2010. The increase in operating expenses was primarily attributable to the following: an increase in sales and marketing activities for the continued expansion of the direct sales force and commercialization of the RIO system and RESTORIS implant systems; an increase in research and development activities associated with continuous improvement of the RIO system and the development of potential future products, including the hip application and associated implant systems; and an increase in general and administrative costs as MAKO continued to build infrastructure to support growth.

Net loss for the three months ended June 30, 2011 was $9.9 million, including non-cash stock-based compensation expense of $2.6 million, or $(0.24) per basic and diluted share, based on average basic and diluted shares outstanding of 40.6 million. This compares to a net loss for the same period in 2010 of $8.5 million, including non-cash stock-based compensation expense of $1.6 million, or $(0.26) per basic and diluted share, based on average basic and diluted shares outstanding of 33.4 million.

Cash, cash equivalents and investments were $76.8 million as of June 30, 2011 compared to $96.8 million as of December 31, 2010.

2011 Six-Month Financial Review

For the six months ended June 30, 2011, revenue was $31.6 million, primarily generated from the sale of nineteen RIO systems and 2,861 domestic MAKOplasty procedures performed during the period, compared to $17.5 million for the six months ended June 30, 2010.

The net loss for the six months ended June 30, 2011 was $20.9 million, including non-cash stock-based compensation expense of $4.9 million, or $(0.52) per basic and diluted share, based on average basic and diluted shares outstanding of 40.4 million. This compares to a net loss for the six months ended June 30, 2010 of $19.9 million, including non-cash stock-based compensation expense of $2.9 million, or $(0.60) per basic and diluted share, based on average basic and diluted shares outstanding of 33.3 million.

Conference Call

MAKO will host a conference call today at 4:30 pm ET to discuss its second quarter 2011 results. To listen to the conference call, please dial 877-843-0414 for domestic callers and 914-495-8580 for international callers approximately ten minutes prior to the start time. The participant code is 84118019. To access the live audio broadcast or the subsequent archived recording, visit the Investor Relations section of MAKO’s website at www.makosurgical.com.

About MAKO Surgical Corp.

MAKO Surgical Corp. is a medical device company that markets both its RIO® Robotic-Arm Interactive Orthopedic system and its proprietary RESTORIS® implants for minimally invasive orthopedic knee procedures. The MAKO RIO is a surgeon-interactive tactile surgical platform that incorporates a robotic arm and patient-specific visualization technology and prepares the knee joint for the insertion and alignment of MAKO’s resurfacing RESTORIS implants through a minimal incision. The FDA-cleared and CE Marked RIO system allows surgeons to provide a precise, consistently reproducible tissue-sparing, bone resurfacing procedure called MAKOplasty® to a large, yet underserved patient population suffering from early to mid-stage osteoarthritic knee disease. The MAKOplasty solution is comprised of imaging, navigation, surgical procedures, haptics, robotics, software, instrument and implant technologies and is enabled by an intellectual property portfolio of more than 300 U.S. and foreign, owned and licensed, patents and patent applications, as well as copyrights, trademarks, trade secrets and employee know-how. Additional information can be found at www.makosurgical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. MAKO intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements, many of which are beyond MAKO’s ability to control or predict. Such factors, among others, may have a material adverse effect on MAKO’s business, financial condition and results of operations and may include the potentially significant impact of a continued economic downturn or delayed economic recovery on the ability of MAKO’s customers to secure adequate funding, including access to credit, for the purchase of MAKO’s products or cause MAKO’s customers to delay a purchasing decision, changes in competitive conditions and prices in MAKO’s markets, unanticipated issues relating to intended product launches, decreases in sales of MAKO’s principal product lines, increases in expenditures related to increased or changing governmental regulation or taxation of MAKO’s business, unanticipated issues in complying with regulatory requirements related to MAKO’s current products or securing regulatory clearance or approvals for new products or upgrades or changes to MAKO’s current products, the impact of the recently enacted United States healthcare reform legislation on hospital spending, reimbursement, and the taxing of medical device companies, loss of key management and other personnel or inability to attract such management and other personnel and unanticipated intellectual property expenditures required to develop, market, and defend MAKO’s products. These and other risks are described in greater detail under Item 1A, “Risk Factors,” in MAKO’s periodic filings with the Securities and Exchange Commission, including MAKO’s annual report on Form 10-K for the year ended December 31, 2010 filed on March 10, 2011. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. MAKO does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

“MAKOplasty®,” “RESTORIS®,” “RIO®,” as well as the “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” are trademarks of MAKO Surgical Corp.

Condensed Statements of Operations (unaudited) (in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue:
Procedures	$7,676	$4,240	$14,143	$7,868
Systems – RIO	9,474	5,672	14,838	9,062
Service	1,429	339	2,624	570
Total revenue	18,579	10,251	31,605	17,500
Cost of revenue:
Procedures	1,716	1,111	3,514	3,066
Systems – RIO	3,488	2,383	5,526	4,123
Service	274	177	533	478
Total cost of revenue	5,478	3,671	9,573	7,667
Gross profit	13,101	6,580	22,032	9,833
Operating costs and expenses:
Selling, general and administrative	17,137	10,717	31,946	21,535
Research and development	5,015	3,701	9,209	6,984
Depreciation and amortization	977	749	1,952	1,371
Total operating costs and expenses	23,129	15,167	43,107	29,890
Loss from operations	(10,028)	(8,587)	(21,075)	(20,057)
Interest and other income	120	64	212	172
Loss before income taxes	(9,908)	(8,523)	(20,863)	(19,885)
Income tax expense	1	1	41	47
Net loss	$(9,909)	$(8,524)	$(20,904)	$(19,932)
Net loss per share - Basic and diluted	$(0.24)	$(0.26)	$(0.52)	$(0.60)
Weighted average common shares outstanding - Basic and diluted	40,605	33,419	40,358	33,300

Condensed Balance Sheets (unaudited) (in thousands)	June 30, 2011	December 31, 2010
Current Assets:
Cash and cash equivalents	$7,371	$27,108
Short-term investments	52,346	46,401
Accounts receivable	12,018	11,560
Inventory	14,657	10,504
Deferred cost of revenue	97	―
Prepaids and other assets	2,238	1,283
Total current assets	88,727	96,856
Long-term investments	17,051	23,283
Property and equipment, net	11,139	9,212
Intangible assets, net	6,890	7,530
Other assets	165	198
Total assets	$123,972	$137,079

Current Liabilities:
Accounts payable	$2,181	$1,518
Accrued compensation and employee benefits	3,456	5,546
Other accrued liabilities	6,013	5,064
Deferred revenue	3,596	3,071
Total current liabilities	15,246	15,199
Deferred revenue – long term	75	109
Total liabilities	15,321	15,308
Stockholders’ equity:
Common stock	41	40
Additional paid-in capital	282,470	274,712
Accumulated deficit	(173,786)	(152,882)
Accumulated other comprehensive loss	(74)	(99)
Total stockholders’ equity	108,651	121,771
Total liabilities and stockholders’ equity	$123,972	$137,079

Condensed Statements of Cash Flows (unaudited) (in thousands, except share data)	Six Months Ended June 30,
	2011	2010
Operating activities:
Net loss	$(20,904)	$(19,932)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,081	1,092
Amortization of intangible assets	640	476
Stock-based compensation	4,946	2,930
Inventory write-down	28	1,107
Amortization of premium on investment securities	195	299
Loss on asset impairment	148	986
Provision for doubtful accounts	154	―
Issuance of restricted stock under development agreement	1,080	―
Changes in operating assets and liabilities:
Accounts receivable	(612)	(2,561)
Inventory	(5,583)	(4,410)
Deferred cost of revenue	(97)	―
Prepaid and other assets	(955)	(599)
Other assets	33	(6)
Accounts payable	663	508
Accrued compensation and employee benefits	(2,090)	(1,128)
Other accrued liabilities	949	1,881
Deferred revenue	491	(118)
Net cash used in operating activities	(18,833)	(19,475)
Investing activities:
Purchase of investments	(22,703)	(8,522)
Proceeds from sales and maturities of investments	22,820	22,830
Acquisition of property and equipment	(2,754)	(1,997)
Acquisition of intangible assets	―	(113)
Net cash (used in) provided by investing activities	(2,637)	12,198
Financing activities:
Proceeds from employee stock purchase plan	469	322
Exercise of common stock options and warrants for cash	1,930	317
Payment of payroll taxes relating to vesting of restricted stock	(666)	(236)
Net cash provided by financing activities	1,733	403
Net decrease in cash and cash equivalents	(19,737)	(6,874)
Cash and cash equivalents at beginning of period	27,108	17,159
Cash and cash equivalents at end of period	$7,371	$10,285

CONTACT:

Investors:
MAKO Surgical Corp.
954-628-0753
investorrelations@makosurgical.com

or

Westwicke Partners
Mark Klausner
443-213-0500
makosurgical@westwicke.com

Source: MAKO Surgical Corp.